Exhibit 99.1

For Immediate Release

Contact: Harvey Grossblatt, CEO

Universal Security Instruments, Inc.

410-363-3000, Ext. 224

or

Don Hunt, Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500

Universal Security Instruments Reports First-Quarter Results

OWINGS MILLS, Md. August 20, 2018 - Universal Security Instruments, Inc. (NYSE Amex: UUU) today announced results for its fiscal quarter ended June 30, 2018.

The Company reported sales rose approximately 22% to $4,045,996 for the quarter ended June 30, 2018 versus $3,318,237 for the comparable period of last year. The Company reported a net loss of $438,833, or $0.19 per basic and diluted share, compared to a net loss of $543,663 or $0.24 per basic and diluted share, for the same period last year.

“Our pattern of higher sales has continued into the June quarter and we are anticipating this trend to continue. We do not know, at this time, what affect, if any, the new tariffs imposed by the Trump Administration on Chinese products will have on the Company. To date, only our ground fault circuit interrupters, which constitute only a small portion of our sales, have been included in products subject to the new tariffs, and the next group of tariffs are expected to be announced at the end of September. We are monitoring the tariff situation and once the final list is issued we will determine the strategies to follow,” said Harvey Grossblatt. President and CEO.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has an over 48-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,
	2018	2017
Sales	$4,045,996	$3,318,237

Net loss:	(438,833)	(543,663)
Net loss per share – basic and diluted	(0.19)	(0.24)

Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

ASSETS
	June 30, 2018	June 30, 2017
Cash	$77,072	$246,508
Accounts receivable and amount due from factor	2,551,794	2,572,396
Inventory	5,863,773	4,424,193
Prepaid expense	223,856	519,882

TOTAL CURRENT ASSETS	8,716,495	7,762,979
INVESTMENT IN HONG KONG JOINT VENTURE	9,390,105	10,526,794
PROPERTY, EQUIPMENT AND INTANGIBLE ASSET– NET	86,625	114,974
OTHER ASSETS	4,000	4,000
TOTAL ASSETS	$18,197,225	$18,408,747

LIABILITIES AND SHAREHOLDERS’ EQUITY

Line of credit - factor	$1,204,399	$1,727,836
Accounts payable and accrued expenses	4,946,391	2,729,271
Accrued liabilities	120,702	110,978
TOTAL CURRENT LIABILITIES	6,271,492	4,568,085
LONG TERM OBLIGATION	-	-
SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,312,887 at June 30, 2018 and 2017	23,129	23,129
Additional paid-in capital	12,885,841	12,885,841
(Accumulated Deficit) Retained earnings	(1,737,713)	419,767
Accumulated other comprehensive income	754,476	511,925
TOTAL SHAREHOLDERS’ EQUITY	11,925,733	13,840,662
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$18,197,225	$18,408,747